Fidelity Bond Policy

$67.5 million policy

(allocation based on each fund’s coverage requirements under Rule 17g-1)

	Gross Assets 3/31/2014	Required Coverage
PIMCO Managed Accounts Trust:
Fixed Income SHares: Series C	3,183,960,650	1,900,000
Fixed Income SHares: Series LD	8,565,306	175,000
Fixed Income SHares: Series M	5,653,650,588	2,500,000
Fixed Income SHares: Series R	385,844,216	750,000
Fixed Income SHares: Series TE	83,384,031	450,000

PIMCO Sponsored Closed-End Funds
PCM Fund, Inc.	184,938,628	600,000
PIMCO California Municipal Income Fund III	336,896,517	750,000
PIMCO California Municipal Income Fund	402,078,071	750,000
PIMCO California Municipal Income Fund II	426,412,917	750,000
PIMCO Corporate & Income Opportunity Fund	1,523,852,343	1,500,000
PIMCO Corporate & Income Strategy Fund	791,174,584	1,000,000
PIMCO Dynamic Credit Income Fund	5,315,328,786	2,500,000
PIMCO Dynamic Income Fund	2,859,644,602	1,700,000
PIMCO Global StocksPLUS & Income Fund	289,728,650	750,000
PIMCO High Income Fund	1,854,663,091	1,500,000
PIMCO Income Opportunity Fund	680,649,666	900,000
PIMCO Income Strategy Fund	423,914,903	750,000
PIMCO Income Strategy Fund II	844,181,143	1,000,000
PIMCO Municipal Income Fund	509,481,685	900,000
PIMCO Municipal Income Fund II	1,073,382,549	1,250,000
PIMCO Municipal Income Fund III	520,507,288	900,000
PIMCO New York Municipal Income Fund	131,574,822	525,000
PIMCO New York Municipal Income Fund II	195,490,372	600,000
PIMCO New York Municipal Income Fund III	82,223,192	450,000
PIMCO Strategic Income Fund, Inc.	1,034,583,109	1,250,000